As filed pursuant to Rule 424(b)(3)
Registration No. 333-156219
PRICING SUPPLEMENT
(To Prospectus dated December 17, 2008 as supplemented by the Prospectus Supplement dated December 17, 2008)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)

(1) Calculated in accordance with Rule 457(r) of the Securities Act.
(2) Paid herewith.

HSBC Finance Corporation - Registration No. 333-156219
Rule 424(b)(3)
Preliminary Pricing Supplement No. 87
Dated July 18, 2011

CUSIP Number	Principal Amount	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Day Count Basis
40429XD94	[ ]	0.825%	[ ]	Fixed	2.000%	Semi-Annual	30/360
Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
07/15/2014	01/15/2012	$9.28	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents:  Banc of America Securities LLC, HSBC Securities (USA) Inc. and INCAPITAL, LLC. Agents: Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, a division of National Financial Services, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, UBS Securities LLC, and Wachovia Securities LLC.

HSBC Finance Corporation 26525 N. Riverwoods Blvd. Mettawa, IL 60045
Offering Dates: Monday, July 18, 2011 through Monday, July 25, 2011
Trade Date: Monday, July 25, 2011 @ 12:00 PM ET
Settlement Date: Thursday July 28, 2011
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry Only
DTC Number: 0235 via RBC Dain Rauscher Inc.
InterNotes® is a registered trademark of Incapital Holdings LLC.  All Rights Reserved.
HSBC Finance Corporation HSBC Finance InterNotes Prospectus Supplement dated December 17, 2008 to Prospectus dated December 17, 2008

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in the Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes represent obligations of HSBC Finance Corporation and are not obligations of, nor guaranteed by, HSBC Holdings plc or any of its affiliates.